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                                                  U.S. OFFICE PRODUCTS COMPANY
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For immediate release-June 5, 1998  Release No. 98-019

U.S. OFFICE PRODUCTS COMPANY        Contact:    Donald H. Platt
(NASDAQ - "OFIS")                               U.S. Office Products
                                                (202) 339-6700 or (800) 330-6347
                                                or Edelman Financial
                                                Silvia Rosselli (Media)
                                                (212) 704-8217


                        U.S. OFFICE PRODUCTS SELLS
                 $400 MILLION IN SENIOR SUBORDINATED NOTES


Washington, D.C., June 5, 1998 - U.S. Office Products Company (NASDAQ: OFIS) announced today that it has agreed to sell $400 million aggregate principal amount of Senior Subordinated Notes due 2008 (the "Notes") in a private placement. The Notes will bear interest payable semi-annually, at a rate of 9.75% and will mature on June 15, 2008. The Notes will be callable beginning June 15, 2003. The Notes will be unsecured obligations of U.S. Office Products Company ("USOP"), subordinated to all present and future senior indebtedness of USOP and will be guaranteed by USOP's domestic subsidiaries. The sale of the Notes is expected to be completed on June 10, 1998. The Notes are part of a series of financing transactions that USOP is making in connection with its previously announced strategic plan.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or any state thereof absent registration or an applicable exemption from registration requirements. The Notes were offered in the United States only to qualified institutional buyers under Rule 144A and certain institutional accredited investors and outside the United States to certain persons in reliance upon Regulation S under the Securities Act.


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